                                                                  EXHIBIT 10.6



CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.


                             COLLABORATION AGREEMENT




                                     Between

                          The Johns Hopkins University
                               Baltimore, MD 21287

                                       and

                        BioNumerik Pharmaceuticals, Inc.
                              San Antonio, TX 78229


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                             COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this "Agreement") is entered into effective as of November 19, 1996 by and between BioNumerik Pharmaceuticals, Inc., a Texas corporation ("BioNumerik" or the "Company") and The Johns Hopkins University, a Maryland corporation (the "Institution"). BioNumerik and the Institution, intending to be legally bound, agree as follows:

WHEREAS, the Institution and BioNumerik wish to establish a joint research program in which BioNumerik and the Institution will collaborate on the discovery and development of novel therapeutic agents which modulate DNA methylation in cancer.

NOW, THEREFORE, the parties hereto agree as follows:

1. TERM OF RESEARCH PROGRAM. Subject to the provisions for termination hereinafter provided, the term of the research program to be conducted pursuant to this Agreement (the "Program") shall be for a period (the "Program Term") commencing November 19, 1996 and terminating at the close of business on November 19, 2001, provided that [**].

2. PRINCIPAL INVESTIGATORS. For as long as he remains at the Institution, Dr. Stephen Baylin shall direct and act as principal investigator for the Institution's portion of the Program. During the Program Term, Dr. Frederick H. Hausheer shall direct and act as principal investigator for the BioNumerik portion of the Program.

3. SCOPE OF THE PROGRAM.

         (a)      Year One Program Objectives.

The overall Program will be aimed at the discovery and development of novel therapeutic agents which modulate DNA methylation in cancer. The focus of the Program during year one will include the following:

         (i) [**]

         (ii) [**]

         (iii) [**]

         (iv) [**]

[**]



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         (b) Later Years Program Objectives.

The focus of the Program during the second through fifth years of the Program will be to [**].

4. ADDITIONAL BIONUMERIK RESPONSIBILITIES.

         (a) Upon the execution of this Agreement, BioNumerik will make an initial payment of [**] to the Institution. During the first year of the Program, BioNumerik will provide such additional funding with respect to work in Dr. Baylin's laboratory at the Institution in such amounts as may be agreed upon from time to time by BioNumerik and the Institution. The payment of such agreed upon amounts shall be made quarterly by BioNumerik. In the following years of the Program, additional research funding will be provided by BioNumerik for additional research at the Institution as may be agreed upon by BioNumerik and the Institution based on the achievement of mutually agreeable research milestones.

         (b) BioNumerik will also undertake sole responsibility for endeavoring to obtain patent protection (including payment of future patent filing fees) on new chemical entities which are developed under the Program and which are identified as either joint inventions or sole inventions of BioNumerik, in the United States and such other countries in the remainder of the world as it may determine. The Institution will cooperate with BioNumerik in providing such information and assistance, and executing such documents and instruments, as may be requested by BioNumerik from time to time in connection with prosecution of patents relating to the New Inventions and Discoveries (as hereinafter defined). The Institution will take responsibility for obtaining patent protection for all sole Institution inventions.

         (c) BioNumerik will be responsible for supporting the clinical development of a new drug which is intended for possible human treatment in the focus area of the Program. As described in Section 9, the Institution will have a right of first offer to take the selected novel therapeutic entity into clinical trials.











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WITH THE COMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO
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5. PUBLICATION RIGHTS.


Dr. Baylin and the Institution shall have rights to publish the results of the collaborative research work conducted pursuant to the Program that are consistent with the rights normally associated with collaborative academic and industry research, subject, in all cases, to prepublication notice sent to BioNumerik at least 30 days in advance of publication submission and prepublication review by BioNumerik. No publication of any compounds, structures or other information which is confidential information of BioNumerik will be made by the Institution or Dr. Baylin without the prior written consent of BioNumerik (which consent will not be unreasonably withheld and in any event will not be withheld longer than 90 days after receipt of a manuscript of the proposed publication). Dr. Baylin, the Institution and BioNumerik further agree to delay publication for up to 90 days when requested by BioNumerik to permit patent applications to be filed or where otherwise requested by BioNumerik to protect business strategy or intellectual property rights. Authorship on any specific publication resulting from the Program will be determined jointly by Dr. Baylin and Dr. Hausheer.

6. CONFIDENTIALITY.

Each party to this Agreement (a "receiving party") who receives Confidential Information (as defined below) disclosed by the other party to this Agreement (a "disclosing party") shall not, during the term of this Agreement and for five
(5) years after termination of this Agreement, make use of or disclose, without the prior written consent of the disclosing party, Confidential Information disclosed by the disclosing party or any of its Affiliates. Each receiving party further agrees that it will return to each disclosing party all written materials in its possession embodying Confidential Information of such disclosing party. For purposes of this Agreement, "Confidential Information" includes intellectual property or other information obtained by a receiving party from a disclosing party and which is marked as confidential or which the disclosing party could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the disclosing party or its Affiliates. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of the receiving party,
(b) which is later disclosed to a receiving party by one not under obligations of confidentiality to the disclosing party, or (c) which is required by court or governmental order, to be disclosed. Each of the Institution and Dr. Baylin recognizes and agrees that BioNumerik shall at all times during this Agreement and after termination of this Agreement retain ownership of its patents, copyrights, trade secrets and other proprietary information and neither Dr. Baylin nor the Institution shall have any right to use or disclose any such patents, copyrights, trade secrets or other proprietary information unless consented or agreed to in writing by BioNumerik. BioNumerik recognizes and agrees that the Institution shall at all times during this Agreement and after termination of this Agreement retain ownership of its patents, copyrights, trade secrets and other proprietary information and BioNumerik shall not have any right to use or disclose any such patents, copyrights, trade secrets or other proprietary information except as provided herein or in other written agreements with the Institution.




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7. REPORTING AND RECORD KEEPING.

Written progress reports will be exchanged by the parties at least twice a year. Interim data will be provided, reviewed and jointly discussed by the parties in the interim. It is agreed that each party hereto and its authorized representative(s), and regulatory authorities, to the extent required by law, may, during regular business hours, arrange in advance with the other party to:
(1) examine and inspect such other party's facilities required for performance of the Program; and (2) inspect and copy on a confidential basis all data and work products of such party relating to the Program. Each party shall prepare and maintain complete and accurate written records, accounts, reports and data of the research conducted by it under the Program.

8. INTELLECTUAL PROPERTY.

         (a) New Inventions and Discoveries. For purposes of this Agreement, "New Inventions and Discoveries" shall mean any invention or discovery conceived or reduced to practice during and as a part of the research performed pursuant to or in accordance with the Program (i) solely by Dr. Baylin and/or the Institution's staff or employees supervised by him, or (ii) jointly by such an individual or individuals with one or more employees of BioNumerik. All such New Inventions and Discoveries developed solely by Dr. Baylin and/or the Institution's staff or employees supervised by him shall be owned by the Institution, subject to the licensing provisions set forth in this Section 8. All jointly developed New Inventions and Discoveries shall be owned jointly by the Institution and BioNumerik, subject to the licensing provisions set forth in this Section 8. All inventions and discoveries arising out of the Program that are developed solely by BioNumerik shall be owned solely by BioNumerik. For purposes of this Agreement, inventions and discoveries shall include all inventions, methods, ideas, discoveries and improvements, whether patentable or not.

         (b) Definitions. The following terms shall have the following meanings for purposes of this Agreement.

         (i) "Affiliate(s)" means with respect to each party, any organization, company, firm, or other entity which controls, is controlled by, or is under common control with said party. An entity shall be deemed to have control of another entity if itowns directly or indirectly a majority of the voting shares or is entitled directly or indirectly to appoint a majority of the directors of the other entity.

         (ii) [**].




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         (iii) "Know-How" shall mean all data, information and technology directly relating to the New Inventions and Discoveries including, without limitation, formulae, specifications, designs, chemical and physical data concerning synthesis, processes, formulations, applications, and marketing, which is developed by Dr. Baylin or the Institution's staff or employees supervised by him prior to and/or during this Agreement.

         (iv) "Product(s)" shall mean a pharmaceutical preparation or formulation which contains a compound or other novel chemical entity developed as a direct result of and during the term of the Program, or which utilizes or incorporates a New Invention and Discovery or Know-How which led directly to the development of such compound or other novel chemical entity.

         (c) Grant of License. The Institution hereby grants to BioNumerik an exclusive, world-wide, royalty bearing license for both sole and joint rights of the Institution (including the right to grant sublicenses) to formulate, market, manufacture and use the New Inventions and Discoveries and Know-How and to practice, market and exploit the New Inventions and Discoveries and Know-How and any products utilizing or obtained from use of the New Inventions and Discoveries and Know-How, and to otherwise exercise, practice and use all rights under the New Inventions and Discoveries and Know-How during the License Period. Such grant is subject to the retained right of the Institution to make, have made, provide and use for its and The Johns Hopkins Health System's non-profit internal research purposes New Inventions and Discoveries and Know-How. Should any federal grant money be used to develop New Inventions and Discoveries or Know-How, this grant shall also be subject to the rights retained by the United States Government under P.L. 96-517, as amended by P.L. 98-620.

The Institution agrees to give BioNumerik notice prior to using any federal grant money in connection with the Program. The Institution further agrees to use reasonable measures to protect trade secrets and other intellectual property rights that are covered by the Institution's retained right contained in this
Section 8(c).

         (d) License Period. The License Period means the period commencing on the effective date hereof and ending on the later of (i) the latest expiration date of any patents that may issue on the New Inventions and Discoveries, and
(ii) 20 years from the effective date hereof.

         (e) Earned Royalties.

                  (i) [**]
         (A) [**]
         (B) [**]
         (C) [**]



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         Notwithstanding the above provision of this Section 8(e), in the event that (i) any patents on any New Inventions and Discoveries have expired or been declared invalid during the License Period and any generic form of Product(s) enters the marketplace or (ii) all of the patents on any New Inventions and Discoveries have expired or been declared invalid within the License Period, the parties shall negotiate in good faith reduced royalty rates for the rest of the License Period.

               (ii) Payment of royalties in accordance with this Section 8(e) shall be made quarterly by BioNumerik to the Institution (or its designated Affiliate). In the case of a Product(s) which contains compounds, entities, and/or technology licensed from the Institution pursuant to this Agreement and also pursuant to that certain Fellowship Agreement, dated as of November 19, 1996, between the Institution and BioNumerik, the Institution shall only be entitled to a single royalty amount, which royalty amount shall not exceed the royalty amount due under this Agreement.

               (iii) [**]

         (f) Diligence/Minimum Royalties.

         BioNumerik agrees to use reasonable commercial efforts to develop and market the Product(s). Beginning with the calendar year commencing on January 1st immediately following the first commercial sale of a Product(s), BioNumerik will [**].

               (g) Sublicenses. BioNumerik is hereby granted the right to grant sublicenses under the license granted pursuant to this Section 8 to its Affiliates and to third parties, provided that all payments from any sublicensee shall be included in Adjusted Gross Product Revenues as described above.

               (h) Institution Representations.

               (i) The Institution hereby represents and warrants to BioNumerik that it has the right to grant licenses to BioNumerik on an exclusive basis in accordance with the terms and conditions of this Agreement.

               (ii) The Institution further represents and warrants to BioNumerik that: (A) it has not licensed any rights to the New Inventions and Discoveries or Know-How to any party other than BioNumerik; and (B) there are no liens, mortgages, pledges, claims, charges or other encumbrances that are applicable to the New Inventions and Discoveries or other rights licensed hereunder.





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               (iii) The Institution hereby agrees to take any and all actions as may be reasonably requested by BioNumerik to further evidence BioNumerik's license rights granted hereunder.

                  (iv) The Institution warrants that it has the authority to acquire and convey title to its interest in the New Inventions and Discoveries with the exception of certain rights that may possibly be retained by the United States government. The Institution does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, BIONUMERIK AGREES (AND ANY AFFILIATES OR SUBLICENSEES WHO OBTAIN RIGHTS HEREUNDER SHALL AGREE) THAT THE NEW INVENTIONS AND DISCOVERIES AND KNOW-HOW ARE PROVIDED "AS IS", AND THAT THE INSTITUTION MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF PRODUCTS) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, THE INSTITUTION DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCTS) LICENSED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, THE INSTITUTION ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF THE INSTITUTION AND THE FACULTY, EMPLOYEES OR STUDENTS OF THE INSTITUTION THAT ARE INVENTORS OF ANY OF THE NEW INVENTIONS AND DISCOVERIES OR KNOW-HOW (COLLECTIVELY, THE "INVENTORS") FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF THE INSTITUTION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCTS) LICENSED UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, BIONUMERIK ASSUMES (AND ANY AFFILIATES OR SUBLICENSEES WHO OBTAIN RIGHTS HEREUNDER SHALL ASSUME) ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT MANUFACTURED, USED, OR SOLD BY BIONUMERIK, ITS SUBLICENSEES AND AFFILIATES WHICH IS A LICENSED "PRODUCT(S)" AS DEFINED IN THIS AGREEMENT.

               (v) The Institution and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which BioNumerik or its Affiliates or its sublicensees or those operating for its account or third parties who purchase Product(s) from any of the foregoing entities, practice the inventions or Product(s). BioNumerik shall defend and hold the Institution, The Johns Hopkins Health System, their present and former trustees, officers, Inventors, agents, faculty, employees and students (collectively, the "Institution Parties") harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not the Institution or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit.





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Practice of the inventions covered by Product(s) by an Affiliate or an agent or sublicensee or a third party on behalf of or for the account of BioNumerik or by a third party who purchases Product(s) from BioNumerik, shall be considered BioNumerik's practice of said inventions for purposes of this Paragraph. The obligation of BioNumerik to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement. The parties agree that BioNumerik shall not be obligated to indemnify or defend the Institution, The Johns Hopkins Health System or any of the other Institution Parties from any lawsuit, claim, demand or action brought as a consequence of the practice of any invention by the Institution or any other Institution Party pursuant to the retained right of the Institution described in Section 8(c) hereof. The Institution shall defend and hold BioNumerik and its officers, directors, shareholders, agents and Affiliates harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the negligent use of New Inventions and Discoveries and Know-How by the Institution or any other Institution Party pursuant to the retained right of the Institution described in Section 8(c) hereof, whether or not BioNumerik or other said parties, either jointly or severally, is named as a party defendant in any such lawsuit. The obligation of the Institution to defend and indemnify as set out in the preceding sentence shall survive the termination of this Agreement. However, if such retained research use is a clinical trial that BioNumerik sponsors, the agreement relating to such clinical study will include appropriate language addressing the indemnification by BioNumerik of the Institution and The Johns Hopkins Health System, and such indemnification shall take precedence over this paragraph.

(vi) Prior to initial human testing or first commercial sale of any Product as the case may be in any particular country, BioNumerik shall establish and maintain, in each country in which BioNumerik, a BioNumerik Affiliate or sublicensee shall test or sell Product(s), product liability or other appropriate insurance coverage in reasonable amounts that are customary to the industry and that are appropriate to the risks involved in marketing Product(s) and will annually present evidence to the Institution that such coverage is being maintained. Upon the Institution's request, BioNumerik will furnish the Institution with a Certificate of Insurance of each product liability insurance policy obtained and agrees to increase or change the kind of insurance pertaining to the Product(s) at the reasonable request of the Institution. The Institution shall be listed as an additional insured in said insurance policies of BioNumerik, to the extent reasonably possible.

9. RIGHT OF FIRST OFFER TO CONDUCT CLINICAL TRIALS.

         [**]








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10. [**]


11. PROGRAM DURATION / TERMINATION.

         The Program will have a term of five years commencing and ending as provided in Section 1 of this Agreement. Notwithstanding any other provision of this Agreement, either party hereto shall have the right at its option to terminate the Program at any time after year one of the Program by giving 90 days prior written notice to the other party. In the event of termination of the Program by BioNumerik or the Institution, all rights and duties arising under the Program and Sections 1, 2, 3 and 4 of this Agreement shall cease as of the date of such termination. All other provisions of this Agreement, including without limitation the rights and obligations under Section 8 hereof, shall survive and continue after any such termination in accordance with their terms.

12. GOVERNING LAW. THIS AGREEMENT IS ENTERED INTO AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

13. CONSTRUCTION. Each party to this Agreement has had the opportunity to review this Agreement with its legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

14. ASSIGNMENT. This Agreement and the rights and obligations hereunder may not be assigned by either party without the prior consent of the other party; provided, however, that BioNumerik may assign this Agreement without consent to any entity which acquires all or substantially all of its assets or business, whether by merger or otherwise.











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15. NOTICES. Any notice, consent or approval required under this Agreement shall be in writing sent by registered or certified airmail, postage prepaid, or by fax or telex (confirmed by such registered or certified mail) and addressed as follows:

If to the Institution:      Michael B. Amey
                            Assistant Dean for Research Administration
                            The Johns Hopkins University School of Medicine
                            2024 E. Monument Street, Suite 2-100, Baltimore,
                            MD 21287

with a copy to:             Stephen Baylin, M.D.
                            The Johns Hopkins Oncology Center
                            410 North Bond Street
                            Baltimore, MD 21231

If to BioNumerik:           Frederick H. Hausheer, M.D.
                            8122 Datapoint Drive, Suite 1250
                            San Antonio, TX 78229

         All notices shall be deemed to be effective three business days after the date of mailing. In case any party changes its address at which notice is to be received, written notice of such change shall be given without delay to the other party.

16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding among the parties hereto as to the subject matter hereof and has priority over all documents, verbal consents or understandings made between the parties hereto before the conclusion of this Agreement with respect to the subject matter hereof. None of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto. In addition, that certain Fellowship Agreement, dated as of November 19, 1996, between the Institution and BioNumerik; that certain Joint Collaboration, Licensing and Clinical Trials Agreement, dated as of November 30, 1994, between the Institution and BioNumerik; and that certain Master Clinical Trial Research Agreement, dated as of April 3, 1995, between the Institution and BioNumerik shall continue in full force and effect in accordance with their terms.

17. WAIVERS. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof.

18. SEVERABILITY. Should any provision of this Agreement be held to be invalid, unenforceable, or against public policy, the remaining provisions hereof shall not be affected thereby. In such event, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, unenforceable or against public policy.

19. UNIVERSITY NAME. BioNumerik shall not use the name, likeness, or logo of the Johns Hopkins University; its Schools, Divisions, Departments, or Centers; The Johns Hopkins Hospital and Health System; or Johns Hopkins' faculty, employees, students, or trustees in any





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advertising, promotional, or sales material, whether oral or written, without the prior consent of the Institution or unless otherwise required by law.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of 11/19, 1996.


                                       THE JOHNS HOPKINS UNIVERSITY



                                       By:     /s/ N. Franklin Adkison
                                               --------------------------------
                                       Title:  N. Franklin Adkison, Jr. , M. D.
                                               Interim Vice Dean for Research



                                       BIONUMERIK PHARMACEUTICALS, INC.


                                       By:     /s/ Frederick H. Hausheer
                                               --------------------------------
                                               Frederick H. Hausheer, M.D.
                                               Chief Executive Officer



READ AND UNDERSTOOD:


      /s/ Stephen Baylin
-----------------------------------
Stephen Baylin, M.D.




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